Exhibit 99.1

Press Release	Investor Contact: Will Gabrielski Senior Vice President, Investor Relations 213.593.8208 William.Gabrielski@aecom.com	Media Contact: Brendan Ranson-Walsh Vice President, Global Communications & Corporate Responsibility 213.996.2367 Brendan.Ranson-Walsh@aecom.com

AECOM reports second quarter fiscal year 2020 results

LOS ANGELES (May 5, 2020) — AECOM (NYSE:ACM), the world’s premier infrastructure firm, today reported second quarter fiscal year 2020 results.

	Second Quarter Fiscal 2020				First Half Fiscal 2020
(from Continuing Operations; $ in millions, except EPS)	As Reported	Adjusted[1] (Non-GAAP)	As Reported YoY % Change	Adjusted YoY % Change	As Reported	Adjusted[1] (Non-GAAP)	As Reported YoY % Change	Adjusted YoY % Change
Revenue	$3,246	--	(5%)	--	$6,481	--	(4%)	--
Net Service Revenue (NSR)[2]	--	$1,560	--	(1%)[3]	--	$3,100	--	0%[3]
Operating Income	$110	$159	2%	23%	$197	$303	42%	27%
Net Income	$49	$88	(6%)	31%	$79	$162	(5%)	31%
Segment Operating Margin[4] (NSR)	--	11.7%	--	+200 bps	--	11.7%	--	+210 bps
EBITDA	--	$182	--	16%	--	$356	--	21%
EPS (Fully Diluted)	$0.30	$0.55	(6%)	31%	$0.49	$1.01	(6%)	29%
Wins	$8,600		52%
Backlog	$41,611	--	14%[5]	--

Second Quarter and First Half 2020 Accomplishments:

•	Revenue in the second quarter was $3.2 billion, and net service revenue[2] decreased by 1% on an organic basis[3], reflecting stable performance in the Americas segment and a decline in the International segment.
•	Net income in the second quarter was $49 million and diluted earnings per share was $0.30; on an adjusted[1] basis, diluted earnings per share was $0.55.
•	Second quarter adjusted EBITDA[1] increased by 16% over the prior year to $182 million and first half adjusted EBITDA increased by 21%, extending the Company’s track record to six consecutive quarters of delivering double-digit adjusted EBITDA growth.
•	The segment adjusted operating margin[1,4] on NSR[2] increased by 200 basis points over the prior year to 11.7% in the second quarter, which included industry-leading margins in the Americas segment and substantially increased margins in the International segment.
•	Second quarter wins of $8.6 billion set a new record for the Professional Services business and resulted in a 2.5 book-to-burn ratio[6], including a greater than 1 book-to-burn ratio in all regions; backlog increased by 14%[5] to $42 billion.
•	The Company exited the second quarter with a substantially transformed balance sheet and liquidity position, including net leverage[7] of 1.2x and a record cash position, reflecting the $2.4 billion sale of the Management Services business, which closed on January 31st.

•	The Company is revising its full year adjusted EBITDA[1] guidance to $700 - $740 million, or 10% growth over the prior year at the mid-point; this guidance includes an expected $15 million full year negative impact from changes in foreign exchange rates and incorporates expected impacts from COVID-19.

COVID-19 Associated Impacts

•	Across the globe, most of AECOM’s projects have been deemed essential and continue to progress due to critical nature of the work delivered by the Professional Services business; the Company has not experienced any material project cancellations to date.

•	In response to changing market conditions, the Company quickly implemented mitigation plans to ensure operational continuity and to facilitate a seamless transition to remote work; at peak, 90% of global employees were working remotely with utilization rates mostly consistent with prior expectations.
•	The Asia-Pacific region was the most significantly impacted region during the fiscal second quarter, with Mainland China losing 10 workdays in February; however, the region delivered on its profit plan and exceeded its cash plan for the quarter and conditions are beginning to normalize across much of the region.
•	In the Americas and EMEA regions, the Company is leveraging best practices learned at scale in the Asia-Pacific region and is experiencing a similar level of business continuity and resilience, and utilization rates remain mostly consistent with prior expectations.

AECOM’s Professional Services Business Possesses Inherent Advantages

•	Fortified balance sheet with a record cash balance, substantially reduced leverage and no material debt maturities for several years.
•	Record $42 billion backlog that enhances revenue visibility.
•	Highly flexible cost structure with more than 80% of costs being variable, enabling the Company to quickly adapt to dynamic market conditions.
•	Robust IT and HR infrastructure and simplified business structure that further enhance the Company’s agility in responding to changing employee working and client demand trends.
•	Demonstrated leadership position in providing key resilience and recovery services, including more than $200 million of wins in April related to COVID-19 response efforts and nearly $40 billion of IDIQ capacity under existing contracts expected to support ongoing COVID-19 response efforts and longer-term infrastructure investment.
•	Sizable exposure to public sector clients, where record near-term stimulus and stabilization funding and longer-term infrastructure investments are expected to benefit the Company’s core markets.

Updated Fiscal 2020 Financial Guidance

•	Adjusted EBITDA[1] is expected to be between $700 million and $740 million, which would mark 10% year-over-year growth at the mid-point of the range and a second consecutive year of double-digit adjusted EBITDA growth.
–	This guidance assumes that economic activity bottoms in the fiscal third quarter and that there are no material project delays or deferrals from the pandemic in the fiscal fourth quarter.

–	This guidance also includes an expected negative $15 million full year impact due to changes in foreign exchange rates.
•	The Company reiterated its full year free cash flow[8] guidance of between $100 million and $300 million.
–	This guidance includes the expected recovery of an approximately $130 million timing-related negative impact to fiscal second quarter cash flow related to MS cash flow in January that was below estimates at the closing of the MS sale.

–	The Company expects to recover this amount in the fiscal third quarter through an expected favorable net working capital purchase price adjustment, the collection of which will be reported in the investing section of the cash flow statement, in accordance with GAAP.

“I am proud of AECOM’s strong second quarter and first half financial performance, which was highlighted by our sixth-consecutive quarter of substantial margin improvement in our Professional Services business, continued double-digit adjusted EBITDA growth, a record $9 billion of wins in the quarter and a new all-time high backlog level,” said Michael S. Burke, AECOM’s chairman and chief executive officer. “Our organization has responded well to the challenges posed by COVID-19 and I am thankful for our entire workforce’s devotion to our business and focus on delivering for our clients. As we look to the future, there are many uncertainties about the duration and long-term impacts from COVID-19. Importantly, with respect to what is within our control, the business has never been stronger or more resilient. In the near-term, our focus is on the health and safety of our people, on protecting jobs and on delivering for our clients. This is apparent in our industry-leading share of federal spending on COVID-19 related work thus far. Longer-term, we are engaging with our clients to help prepare for substantial planned stimulus, including an emphasis on infrastructure in our largest markets.”

“Our results over the past six quarters and, in particular the first half of this year, reinforce the value of our transformation to a higher-margin and lower-risk Professional Services business model,” said W. Troy Rudd, AECOM’s chief financial officer. “Our financial position is solid. We deployed the proceeds from the MS sale to repay all of our secured debt, resulting in substantially reduced net leverage of 1.2x. Today, we have a record level of liquidity and no substantial debt maturities for several years. We expect strong cash flow in the second half of the year to further enhance liquidity, providing us with additional flexibility as we navigate unprecedented market uncertainty with confidence.”

Wins and Backlog

Second quarter wins of $8.6 billion set a new record and resulted in a book-to-burn ratio6 of 2.5, which included a greater than 1 book-to-burn ratio in each segment. This performance included solid contributions across the business, highlighted by two multi-billion dollar wins in the Americas. Wins in the first half of fiscal 2020 were $12.0 billion, reflecting a 1.7 book-to-burn ratio. Total backlog increased by 14%5 over the prior year to $41.6 billion, which set a new record and provides for all-time high levels of visibility with more than 3 years of trailing twelve-month revenue in backlog.

Business Segments

AECOM is a Professional Services firm that delivers planning, design, engineering, consulting and construction management services to public- and private-sector clients worldwide in markets spanning transportation, buildings, water, governments, energy and the environment.

AECOM reports based on three segments: Americas, which consists of the Company’s business in the United States, Canada and Latin America; International, which consists of the Company’s business in Europe, the Middle East, Africa and the Asia-Pacific regions; and AECOM Capital.

In addition, the MS business, which was sold on January 31, 2020, and the at-risk, self-perform construction businesses that the Company intends to exit are reported as discontinued operations.

Americas

Revenue in the second quarter was $2.5 billion, a 4% decrease from the prior year, primarily due to the expected reduction in disaster recovery activity in the U.S. Virgin Islands.

Net service revenue2 was $933 million in the second quarter and was mostly unchanged over the prior year on a constant-currency organic3 basis. Excluding the impact of the U.S. Virgin Islands activity in the prior-year period, NSR increased by 2% in the Company’s design business, reflecting continued strength across its core markets.

Operating income was $141 million compared to $129 million in the year-ago period. On an adjusted basis1, operating income was $146 million compared to $132 million in the year-ago period. The adjusted operating margin on an NSR2 basis of 15.6% was a 160 basis point increase over the prior year, and reflects the benefits of the many strategic actions taken to enhance margins as well as solid execution against a record level of backlog.

International

Revenue in the second quarter was $770 million, a decrease of 8% from the prior year.

Net service revenue2 was $626 million in the second quarter, a 2% decrease from the prior year on a constant-currency organic3 basis, reflecting continued growth in Australia-New Zealand, stable performance in the U.K. and declines in Asia as the business experienced headwinds associated with COVID-19.

Operating income was $36 million compared to $22 million in the year-ago period. On an adjusted basis1, operating income was $37 million compared to $23 million in the year-ago period. The adjusted operating margin on an NSR2 basis increased by 240 basis points over the prior year to 5.9%. This increase is due to improved profitability in the U.K. and investments to deliver increased utilization and overhead efficiencies through expanded use of the Company’s global shared services and design centers, as well as the benefit from actions to consolidate the Company’s geographic and real estate footprint. In addition, despite the impacts of COVID-19 in Asia that resulted in 10 lost working days in mainland China, the business delivered performance consistent with its financial plan for the first half of the year.

AECOM Capital

The AECOM Capital segment invests in and develops real estate projects. Revenue in the second quarter was $0.5 million and operating income was $3.8 million. The Company reiterated its expectation for approximately $10 million of AECOM Capital earnings in fiscal 2020.

Discontinued Operations

Second quarter results of discontinued operations included an approximately $147 million gain with respect to the sale of the Management Services business and an $89 million non-cash impairment of goodwill and intangible assets on certain Oil & Gas-related businesses as a result of lower oil prices. The Company remains committed to its goal of achieving zero self-perform, at-risk construction exposure.

Tax Rate

The effective tax rate was 28.7% in the second quarter. On an adjusted basis, the effective tax rate was 26.7%. The adjusted tax rate was derived by re-computing the annual effective tax rate on earnings from adjusted net income.9 The adjusted tax expense differs from the GAAP tax expense based on the taxability or deductibility and tax rate applied to each of the adjustments.

Cash Flow

Operating cash flow for the second quarter was ($299) million and free cash flow8 was ($313) million. Underlying cash performance was mostly consistent with expectations and included several noteworthy items:

•	A $180 million negative impact from the previously contemplated termination of the MS receivable sales program concurrent with the sale of the MS business.
•	Approximately $40 million of cash use for planned restructuring activities associated with the Company’s transformation into a higher-margin and lower-risk Professional Services business.
•	An approximately $130 million impact related to the timing of expected cash flow in the MS business prior to the completion of the sale of the business on January 31st; the Company expects to recover this impact during the third quarter through a net working capital purchase price adjustment.

Balance Sheet

As of March 31, 2020, inclusive of discontinued operations, AECOM had $1.3 billion of total cash and cash equivalents, $2.2 billion of total debt, $900 million of net debt and was undrawn under its $1.35 billion revolving credit facility.

Restructuring Update

AECOM continues to progress its previously announced restructuring actions that are expected to deliver continued substantial margin improvement and efficiencies that result in a more agile organization. As a result, the Company continues to expect in fiscal 2020 to incur restructuring expenses of between $160 million and $190 million, and total cash restructuring costs of between $185 million to $205 million.

Conference Call

AECOM is hosting a conference call today at 12 p.m. Eastern Time, during which management will make a brief presentation focusing on the Company's results, strategies and operating trends. Interested parties can listen to the conference call and view accompanying slides via webcast at https://investors.aecom.com. The webcast will be available for replay following the call.

1 Excludes the impact of non-operating items, such as non-core operating losses and transaction-related expenses, restructuring costs and other items. See Regulation G Information for a complete reconciliation of Non-GAAP measures.

2 Revenue, net of subcontractor and other direct costs.

3 Organic growth is year-over-year at constant currency and reflects revenue associated with continuing operations. Results expressed in constant currency are presented excluding the impact from changes in currency exchange rates.

4 Reflects segment operating performance, excluding AECOM Capital.

5 On a constant-currency basis.

6 Book-to-burn ratio is defined as the amount of wins divided by revenue recognized during the period, including revenue related to work performed in unconsolidated joint ventures.

7 Net debt-to-EBITDA, or net leverage, is comprised of EBITDA as defined in the Company’s credit agreement dated October 17, 2014, as amended, which excludes stock-based compensation, and net debt as defined as total debt on the Company’s financial statements, net of total cash and cash equivalents.

8 Free cash flow is defined as cash flow from operations less capital expenditures net of proceeds from disposals.

9 Inclusive of non-controlling interest deduction and adjusted for financing charges in interest expense, the amortization of intangible assets and is based on continuing operations.

About AECOM

AECOM (NYSE:ACM) is the world’s premier infrastructure firm, delivering professional services across the project lifecycle – from planning, design and engineering to consulting and construction management. We partner with our clients in the public and private sectors to solve their most complex challenges and build legacies for generations to come. On projects spanning transportation, buildings, water, governments, energy and the environment, our teams are driven by a common purpose to deliver a better world. AECOM is a Fortune 500 firm with revenue of approximately $20.2 billion during fiscal year 2019. See how we deliver what others can only imagine at aecom.com and @AECOM.

Forward-Looking Statements

All statements in this communication other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any statements of the plans, strategies and objectives for future operations, profitability, strategic value creation, coronavirus impacts, risk profile and investment strategies, any statements regarding future economic conditions or performance, the expected financial and operational results of AECOM. Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, but are not limited to, the following: our business is cyclical and vulnerable to economic downturns and client spending reductions; impacts caused by the coronavirus and the related economic instability and market volatility, including the reaction of governments to the coronavirus, including any prolonged period of travel, commercial or other similar restrictions, the delay in commencement, or temporary or permanent halting of construction, infrastructure or other projects, requirements that we remove our employees or personnel from the field for their protection, and delays in planned initiatives by our governmental or commercial clients or potential clients; losses under fixed-price contracts; limited control over operations run through our joint venture entities; liability for misconduct by our employees or consultants; failure to comply with laws or regulations applicable to our business; maintaining adequate surety and financial capacity; high leverage and potential inability to service our debt and guarantees; exposure to Brexit; exposure to political and economic risks in different countries; currency exchange rate fluctuations; retaining and recruiting key technical and management personnel; legal claims; inadequate insurance coverage; environmental law compliance and adequate nuclear indemnification; unexpected adjustments and cancellations related to our backlog; partners and third parties who may fail to satisfy their legal obligations; AECOM Capital real estate development projects; managing pension cost; cybersecurity issues, IT outages and data privacy; risks associated with the benefits and costs of the Management Services transaction, including the risk that the expected benefits of the Management Services transaction or any contingent purchase price will not be realized within the expected time frame, in full or at all, or that any purchase price adjustments could be less favorable or result in lower aggregate cash proceeds than expected; the risk that costs of restructuring transactions and other costs incurred in connection with the Management Services transaction will exceed our estimates or otherwise adversely affect our business or operations; as well as other additional risks and factors that could cause actual results to differ materially from our forward-looking statements set forth in our reports filed with the Securities and Exchange Commission. Any forward-looking statements are made as of the date hereof. We do not intend, and undertake no obligation, to update any forward-looking statement.

Non-GAAP Financial Information

This press release contains financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that non-GAAP financial measures such as adjusted EPS, adjusted EBITDA, adjusted net/operating income, adjusted tax rate, organic revenue, net service revenue and free cash flow provide a meaningful perspective on its business results as the Company utilizes this information to evaluate and manage the business. We use adjusted EBITDA, adjusted EPS, adjusted net/operating income and adjusted tax rate to exclude the impact of non-operating items, such as amortization expense, taxes and non-core operating losses to aid investors in better understanding our core performance results. We use free cash flow to represent the cash generated after capital expenditures to maintain our business. We present constant currency information, such as organic revenue, to help assess how our underlying businesses performed excluding the effect of foreign currency rate fluctuations to aid investors in better understanding our international operational performance. We present net service revenue to exclude subcontractor costs from revenue to provide investors with a better understanding of our operational performance.

Our non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of these non-GAAP measures is found in the Regulation G Information tables at the back of this release.

When we provide our long term projections for adjusted EBITDA and free cash flow on a forward-looking basis, the closest corresponding GAAP measure and a reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure generally is not available without unreasonable effort due to the length, high variability, complexity and low visibility associated with the non-GAAP expectation projected against the multi-year forecast which could significantly impact the GAAP measure.

AECOM

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended			Six Months Ended
	March 31, 2019	March 31, 2020	% Change	March 31, 2019	March 31, 2020	% Change
Revenue	$3,412,605	$3,245,737	(4.9)%	$6,768,943	$6,481,347	(4.2)%
Cost of revenue	3,267,768	3,076,924	(5.8)%	6,500,710	6,146,734	(5.4)%
Gross profit	144,837	168,813	16.6%	268,233	334,613	24.7%
Equity in earnings of joint ventures	16,600	13,505	(18.6)%	23,232	23,433	0.9%
General and administrative expenses	(37,426)	(41,037)	9.6%	(73,333)	(84,651)	15.4%
Restructuring costs	(15,875)	(31,213)	96.6%	(79,170)	(76,138)	(3.8)%
Income from operations	108,136	110,068	1.8%	138,962	197,257	42.0%
Other income	3,761	2,430	(35.4)%	6,746	6,438	(4.6)%
Interest expense	(41,407)	(37,111)	(10.4)%	(80,832)	(77,488)	(4.1)%
Income before income tax expense (benefit)	70,490	75,387	6.9%	64,876	126,207	94.5%
Income tax expense (benefit)	12,218	21,604	76.8%	(30,317)	37,510	(223.7)%
Income from continuing operations	58,272	53,783	(7.7)%	95,193	88,697	(6.8)%
Discontinued operations, net of tax	35,247	(130,749)	(471.0)%	63,412	(112,569)	(277.5)%
Net income (loss)	93,519	(76,966)	(182.3)%	158,605	(23,872)	(115.1)%

Net income attributable to noncontrolling interests from continuing operations	(6,898)	(5,243)	(24.0)%	(11,838)	(9,290)	(21.5)%
Net income attributable to noncontrolling interests from discontinued operations	(8,776)	(3,917)	(55.4)%	(17,403)	(12,360)	(29.0)%
Net income attributable to noncontrolling interests	(15,674)	(9,160)	(41.6)%	(29,241)	(21,650)	(26.0)%

Net income attributable to AECOM from continuing operations	51,374	48,540	(5.5)%	83,355	79,407	(4.7)%
Net income (loss) attributable to AECOM from discontinued operations	26,471	(134,666)	(608.7)%	46,009	(124,929)	(371.5)%
Net income (loss) attributable to AECOM	$77,845	$(86,126)	(210.6)%	$129,364	$(45,522)	(135.2)%

Net income (loss) attributable to AECOM per share:
Basic
Continuing operations	$0.33	$0.31	(6.1)%	$0.53	$0.50	(5.7)%
Discontinued operations	0.17	(0.85)	(600.0)%	0.30	(0.79)	(363.3)%
Basic earnings (loss) per share	$0.50	$(0.54)	(208.0)%	$0.83	$(0.29)	(134.9)%

Diluted
Continuing operations	$0.32	$0.30	(6.3)%	$0.52	$0.49	(5.8)%
Discontinued operations	0.17	(0.84)	(594.1)%	0.29	(0.77)	(365.5)%
Diluted earnings (loss) per share	$0.49	$(0.54)	(210.2)%	$0.81	$(0.28)	(134.6)%

Weighted average shares outstanding:
Basic	156,621	158,550	1.2%	156,519	157,941	0.9%
Diluted	158,416	160,718	1.5%	159,010	160,687	1.1%

Balance Sheet Information

(unaudited - in thousands)

	September 30, 2019	March 31, 2020
Balance Sheet Information:
Total cash and cash equivalents	$885,639	$1,135,061
Accounts receivable and contract assets – net	4,451,022	4,655,315
Working capital	1,072,891	1,390,716
Total debt, excluding unamortized debt issuance costs	3,352,464	2,153,618
Total assets	14,550,908	13,115,346
Total AECOM stockholders’ equity	3,690,576	3,531,502

AECOM
Reportable Segments
(unaudited - in thousands)

	Americas	International	AECOM Capital	Corporate	Total
Three Months Ended March 31, 2020
Revenue	$2,475,694	$769,535	$508	$-	$3,245,737
Cost of revenue	2,340,061	736,863	-	-	3,076,924
Gross profit	135,633	32,672	508	-	168,813
Equity in earnings of joint ventures	5,341	3,148	5,016	-	13,505
General and administrative expenses	-	-	(1,759)	(39,278)	(41,037)
Restructuring costs	-	-	-	(31,213)	(31,213)
Income (loss) from operations	$140,974	$35,820	$3,765	$(70,491)	$110,068

Gross profit as a % of revenue	5.5%	4.2%	--	--	5.2%

Three Months Ended March 31, 2019
Revenue	$2,576,474	$834,644	$1,487	$-	$3,412,605
Cost of revenue	2,449,775	817,993	-	-	3,267,768
Gross profit	126,699	16,651	1,487	-	144,837
Equity in earnings of joint ventures	1,840	5,039	9,721	-	16,600
General and administrative expenses	-	-	(1,681)	(35,745)	(37,426)
Restructuring costs	-	-	-	(15,875)	(15,875)
Income (loss) from operations	$128,539	$21,690	$9,527	$(51,620)	$108,136

Gross profit as a % of revenue	4.9%	2.0%	--	--	4.2%

Six Months Ended March 31, 2020
Revenue	$4,927,676	$1,552,630	$1,041	$-	$6,481,347
Cost of revenue	4,652,611	1,494,123	-	-	6,146,734
Gross profit	275,065	58,507	1,041	-	334,613
Equity in earnings of joint ventures	11,770	5,984	5,679	-	23,433
General and administrative expenses	-	-	(4,178)	(80,473)	(84,651)
Restructuring costs	-	-	-	(76,138)	(76,138)
Income (loss) from operations	$286,835	$64,491	$2,542	$(156,611)	$197,257

Gross profit as a % of revenue	5.6%	3.8%	-	-	5.2%

Contracted backlog	$13,512,174	$3,518,306	$-	$-	$17,030,480
Awarded backlog	22,907,354	897,933	-	-	23,805,287
Unconsolidated JV backlog	775,275	-	-	-	775,275
Total backlog	$37,194,803	$4,416,239	$-	$-	$41,611,042

Six Months Ended March 31, 2019
Revenue	$5,136,875	$1,626,648	$5,420	$-	$6,768,943
Cost of revenue	4,902,955	1,597,755	-	-	6,500,710
Gross profit	233,920	28,893	5,420	-	268,233
Equity in earnings of joint ventures	8,104	7,892	7,236	-	23,232
General and administrative expenses	-	-	(3,408)	(69,925)	(73,333)
Restructuring costs	-	-	-	(79,170)	(79,170)
Income (loss) from operations	$242,024	$36,785	$9,248	$(149,095)	$138,962

Gross profit as a % of revenue	4.6%	1.8%	--	--	4.0%

Contracted backlog	$13,282,229	$3,852,880	$-	$-	$17,135,109
Awarded backlog	17,496,446	869,693	-	-	18,366,139
Unconsolidated JV backlog	1,249,891	-	-	-	1,249,891
Total backlog	$32,028,566	$4,722,573	$-	$-	$36,751,139

AECOM

Regulation G Information

($ in millions)

Reconciliation of Revenue to Revenue, Net of Subcontractor and Other Direct Costs (NSR)

	Three Months Ended		Six Months Ended
	Mar 31, 2019	Mar 31, 2020	Mar 31, 2019	Mar 31, 2020
Americas
Revenue	$2,576.5	$2,475.7	$5,136.9	$4,927.7
Less: Subcontractor and other direct costs	1,636.0	1,542.5	3,321.4	3,089.0
Revenue, net of subcontractor and other direct costs	$940.5	$933.2	$1,815.5	$1,838.7

International
Revenue	$834.6	$769.5	$1,626.6	$1,552.6
Less: Subcontractor and other direct costs	180.3	143.2	335.3	292.6
Revenue, net of subcontractor and other direct costs	$654.3	$626.3	$1,291.3	$1,260.0

Segment Performance (excludes ACAP)
Revenue	$3,411.1	$3,245.2	$6,763.5	$6,480.3
Less: Subcontractor and other direct costs	1,816.3	1,685.7	3,656.7	3,381.6
Revenue, net of subcontractor and other direct costs	$1,594.8	$1,559.5	$3,106.8	$3,098.7

Consolidated
Revenue	$3,412.6	$3,245.7	$6,768.9	$6,481.3
Less: Subcontractor and other direct costs	1,816.3	1,685.7	3,656.7	3,381.6
Revenue, net of subcontractor and other direct costs	$1,596.3	$1,560.0	$3,112.2	$3,099.7

Reconciliation of Total Debt to Net Debt

	Balances at:
	Mar 31, 2019	Dec 31, 2019	Mar 31, 2020
Short-term debt	$48.4	$55.0	$27.2
Current portion of long-term debt	80.8	56.6	25.2
Long-term debt, gross	3,708.1	3,392.1	2,101.2
Total debt excluding unamortized debt issuance costs	3,837.3	3,503.7	2,153.6
Less: Total cash and cash equivalents	666.1	725.4	1,135.1
Net debt	$3,171.2	$2,778.3	$1,018.5

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended			Six Months Ended
	Mar 31, 2019	Dec 31, 2019	Mar 31, 2020	Mar 31, 2019	Mar 31, 2020
Net cash provided by (used in) operating activities	$107.4	$(206.9)	$(299.1)	$(93.0)	$(506.0)
Capital expenditures, net	(22.5)	(31.1)	(13.4)	(44.4)	(44.5)
Free cash flow	$84.9	$(238.0)	$(312.5)	$(137.4)	$(550.5)

AECOM

Regulation G Information

($ in millions, except per share data)

	Three Months Ended			Six Months Ended
	Mar 31, 2019	Dec 31, 2019	Mar 31, 2020	Mar 31, 2019	Mar 31, 2020
Reconciliation of Income from Operations to Adjusted Income from Operations
Income from operations	$108.2	$87.2	$110.1	$139.0	$197.3
Non-core operating losses & transaction related expenses	(1.2)	5.6	-	8.2	5.6
Accelerated depreciation of project management tool	-	-	11.3	-	11.3
Restructuring costs	15.9	44.9	31.2	79.2	76.1
Amortization of intangible assets	6.3	6.1	6.2	12.6	12.3
Adjusted income from operations	$129.2	$143.8	$158.8	$239.0	$302.6

Reconciliation of Income Before Income Taxes to Adjusted Income Before Income Taxes
Income before income tax expense (benefit)	$70.5	$50.8	$75.4	$64.9	$126.2
Non-core operating losses & transaction related expenses	(1.2)	5.6	-	8.2	5.6
Accelerated depreciation of project management tool	-	-	11.3	-	11.3
Restructuring costs	15.9	44.9	31.2	79.2	76.1
Amortization of intangible assets	6.3	6.1	6.2	12.6	12.3
Financing charges in interest expense	2.4	2.0	0.9	4.8	2.9
Adjusted income before income tax expense	$93.9	$109.4	$125.0	$169.7	$234.4

Reconciliation of Income Taxes to Adjusted Income Taxes
Income tax expense (benefit)	$12.2	$15.9	$21.6	$(30.3)	$37.5
Tax effect of the above adjustments*	6.5	15.2	11.4	28.9	26.6
Valuation allowances and other tax only items	1.1	(0.4)	(1.1)	34.7	(1.5)
Adjusted income tax expense	$19.8	$30.7	$31.9	$33.3	$62.6

* Adjusts the income tax expense (benefit) during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

Reconciliation of Noncontrolling Interests to Adjusted Noncontrolling Interests
Noncontrolling interests in income of consolidated subsidiaries, net of tax	$(6.9)	$(4.0)	$(5.3)	$(11.8)	$(9.3)
Amortization of intangible assets included in NCI, net of tax	(0.2)	(0.1)	(0.1)	(0.3)	(0.2)
Adjusted noncontrolling interests in income of consolidated subsidiaries, net of tax	$(7.1)	$(4.1)	$(5.4)	$(12.1)	$(9.5)

Reconciliation of Net Income Attributable to AECOM to Adjusted Net Income Attributable to AECOM
Net income attributable to AECOM	$51.4	$30.9	$48.5	$83.4	$79.4
Non-core operating losses & transaction related expenses	(1.2)	5.6	-	8.2	5.6
Accelerated depreciation of project management tool	-	-	11.3	-	11.3
Restructuring costs	15.9	44.9	31.2	79.2	76.1
Amortization of intangible assets	6.3	6.1	6.2	12.6	12.3
Financing charges in interest expense	2.4	2.0	0.9	4.8	2.9
Tax effect of the above adjustments*	(6.5)	(15.2)	(11.5)	(28.9)	(26.7)
Valuation allowances and other tax only items	(1.1)	0.4	1.1	(34.7)	1.5
Amortization of intangible assets included in NCI, net of tax	(0.2)	(0.1)	(0.1)	(0.3)	(0.2)
Adjusted net income attributable to AECOM	$67.0	$74.6	$87.6	$124.3	$162.2

* Adjusts the income tax expense (benefit) during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

AECOM

Regulation G Information

($ in millions, except per share data)

	Three Months Ended			Six Months Ended
	Mar 31, 2019	Dec 31, 2019	Mar 31, 2020	Mar 31, 2019	Mar 31, 2020
Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share
Net income attributable to AECOM – per diluted share	$0.32	$0.19	$0.30	$0.52	$0.49
Per diluted share adjustments:
Non-core operating losses & transaction related expenses	(0.01)	0.03	-	0.05	0.03
Accelerated depreciation of project management tool	-	-	0.07	-	0.07
Restructuring costs	0.10	0.28	0.19	0.50	0.47
Amortization of intangible assets	0.04	0.04	0.04	0.08	0.08
Financing charges in interest expense	0.02	0.01	0.01	0.03	0.02
Tax effect of the above adjustments*	(0.04)	(0.09)	(0.07)	(0.18)	(0.16)
Valuation allowances and other tax only items	(0.01)	-	0.01	(0.22)	0.01
Adjusted net income attributable to AECOM – per diluted share	$0.42	$0.46	$0.55	$0.78	$1.01
Weighted average shares outstanding – diluted	158.4	160.7	160.7	159.6	160.7

* Adjusts the income tax expense (benefit) during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

Reconciliation of Net Income Attributable to AECOM to EBITDA to Adjusted EBITDA and to Adjusted Income from Operations
Net income attributable to AECOM	$51.4	$30.9	$48.5	$83.4	$79.4
Income tax expense (benefit)	12.2	15.9	21.6	(30.3)	37.5
Income attributable to AECOM	63.6	46.8	70.1	53.1	116.9
Depreciation and amortization expense	43.3	41.1	48.7	83.3	89.8
Interest income[1]	(2.9)	(3.4)	(3.6)	(5.1)	(7.0)
Interest expense[2]	41.3	40.3	37.1	80.7	77.4
Amortized bank fees included in interest expense	(2.4)	(2.0)	(1.3)	(4.8)	(3.3)
EBITDA	$142.9	$122.8	$151.0	$207.2	$273.8
Non-core operating losses & transaction related expenses	(1.2)	5.6	-	8.2	5.6
Restructuring costs	15.9	45.0	31.2	79.2	76.2
Adjusted EBITDA	$157.6	$173.4	$182.2	$294.6	$355.6
Other income	(3.8)	(4.0)	(2.4)	(6.8)	(6.4)
Depreciation[3]	(34.7)	(33.1)	(30.0)	(66.1)	(63.1)
Interest income[1]	2.9	3.4	3.6	5.1	7.0
Noncontrolling interests in income of consolidated subsidiaries, net of tax	7.0	4.1	5.3	12.0	9.4
Amortization of intangible assets included in NCI, net of tax	0.2	-	0.1	0.2	0.1
Adjusted income from operations	$129.2	$143.8	$158.8	$239.0	$302.6

1 Included in other income;

2 Excludes related amortization;

3 Excludes depreciation from non-core operating losses, and accelerated depreciation of project management tool;

AECOM
Regulation G Information
(in millions, except per share data)

	Three Months Ended			Six Months Ended
	Mar 31, 2019	Dec 31, 2019	Mar 31, 2020	Mar 31, 2019	Mar 31, 2020
Reconciliation of Segment Income from Operations to Adjusted Income from Operations
Americas Segment:
Income from operations	$128.5	$145.9	$141.0	$242.0	$286.9
Non-core operating losses & transaction related expenses	(1.2)	-	-	8.2	-
Amortization of intangible assets	4.8	4.7	4.8	9.6	9.5
Adjusted income from operations	$132.1	$150.6	$145.8	$259.8	$296.4

International Segment:
Income from operations	$21.7	$28.7	$35.8	$36.8	$64.5
Non-core operating losses & transaction related expenses	-	(0.1)	-	-	(0.1)
Amortization of intangible assets	1.6	1.4	1.4	3.1	2.8
Adjusted income from operations	$23.3	$30.0	$37.2	$39.9	$67.2

Segment Performance (excludes ACAP):
Income from operations	$150.2	$174.6	$176.8	$278.8	$351.4
Non-core operating losses & transaction related expenses	(1.2)	(0.1)	-	8.2	(0.1)
Amortization of intangible assets	6.4	6.1	6.2	12.7	12.3
Adjusted income from operations	$155.4	$180.6	$183.0	$299.7	$363.6